Exhibit 21.1

Subsidiaries of the Company

Subsidiary	Jurisdiction of Organization/Incorporation

Gresham Asset Management LLC	Delaware
Gresham Investment Management LLC	Delaware
Nuveen Tradewinds Holdings, LLC	Delaware
Nuveen NWQ Holdings, LLC	Delaware
Santa Barbara Asset Management, LLC	Delaware
Nuveen WCM Holdings, LLC	Delaware
Symphony Asset Management LLC	California
Nuveen Investments Holdings, Inc.	Delaware
Nuveen Fund Advisors, LLC	Delaware
Nuveen Investments Advisers Inc.	Delaware
Nuveen Commodities Asset Management, LLC	Delaware
Nuveen Global Investments Holdings, LLC	Delaware
Nuveen Securities, LLC	Delaware
Nuveen Asia Investments, Inc.	Delaware
Tradewinds Global Investors, LLC	Delaware
NWQ Investment Management Company, LLC	Delaware
Winslow Capital Management, LLC	Delaware
Nuveen Investments Canada Co.	Nova Scotia
Nuveen Asset Management, LLC	Delaware
Nuveen Global Investments Ltd.	England/Wales
Rittenhouse Asset Management, Inc.	Delaware
Nuveen Alternative Investments, LLC	Delaware
Nuveen Investments Institutional Services Group LLC	Delaware
Nuveen HydePark Group, LLC	Delaware
Nuveen Investment Solutions, Inc.	Illinois